Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE FIRST-QUARTER EARNINGS GROW 38.5% TO

$0.36 PER DILUTED SHARE ON A 19.6% INCREASE IN REVENUE

2004 Earnings Guidance Raised

Announces Three-For-Two Stock Split

THOMASVILLE, N.C. (April 22, 2004) - Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced record financial results for the first quarter ended March 31, 2004. Revenue from operations increased 19.6% for the first quarter to $182,769,000 from $152,865,000 for the first quarter of 2003. Net income was $5,712,000, up 34.5% from $4,247,000. Earnings per diluted share for the first quarter increased 38.5% to $0.36 from $0.26 for the first quarter of 2003. Old Dominion’s operating ratio improved to 94.0% for the first quarter, compared to 94.3% for the first quarter last year, the tenth consecutive comparable-quarter improvement. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in June 2003.

Old Dominion also announced that its Board of Directors has approved a three-for-two stock split, which will be effected in the form of a 50% stock dividend. The new shares will be distributed on May 20, 2004, to shareholders of record at the close of business on May 6, 2004. Upon completion of the stock split, Old Dominion will have approximately 24 million shares outstanding.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, remarked, “Old Dominion produced strong profitable growth for the first quarter of 2004, exceeding our established earnings per diluted share guidance of $0.30 to $0.35. We attribute this earnings performance to strong revenue growth, which exceeded our 10% to 15% long-term target range for the seventh consecutive quarter. Our revenue growth for the quarter primarily reflected 17.8% growth in LTL tons shipped for the quarter and 15.9% growth in LTL shipments.

“We are pleased to report that a significant contributor to this growth was our increasing volume of contract business, which is typically with large regional or national corporations. Our ability to expand our share of this market has increased significantly as we have expanded our operations geographically, launching full-state coverage in a growing number of states. In addition, through outstanding execution and high quality customer service, we have proven to customers in this market that Old Dominion is an efficient one-source solution for their regional, national and international distribution needs.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports First-Quarter Earnings

April 22, 2004

“We enhanced our ability to provide these services during the first quarter by opening service centers in Bakersfield, California; Dayton, Ohio; and Sarasota, Florida. We also began direct service to Washington and Oregon, increasing to 40 the number of states to which we provide direct service. With the launch of full-state coverage in Wisconsin during the first quarter, we now provide full-state coverage in 28 of the states in which we operate. In addition, we improved our direct service capabilities to Canada during the first quarter as well as initiating sales operations in Toronto and Montreal.

“Old Dominion is continuing to build its growth potential by expanding its operations during the second quarter. By the quarter’s end, we expect to have opened new service centers in Portland, Oregon; Seattle, Washington; Youngstown, Ohio; Lansing, Michigan; and La Crosse and Wausau, Wisconsin. We also plan to initiate full-state coverage in our 29th state, Michigan, during the quarter, and we will move to recently acquired larger service centers in Denver, Colorado; Jackson, Mississippi; and Oklahoma City, Oklahoma.

As a result of these activities and based on Old Dominion’s financial results for the first quarter of 2004, as well as its assessment of current and near-term business conditions, the Company today increased its guidance for earnings per diluted share for 2004 to a range of $2.10 to $2.17 from its previous range of $2.05 to $2.15. In addition, the Company established its earnings guidance for the second quarter of 2004 in a range of $0.50 to $0.55 per diluted share compared with $0.41 for the second quarter of 2003.

Mr. Congdon added, “Old Dominion’s first-quarter financial results reflect the strong, differentiated market position the Company has established. With compelling competitive advantages versus national or regional LTL carriers, an efficient, non-union workforce, an increasingly comprehensive menu of services and the managerial and financial resources to implement our growth strategies, we are well positioned to produce additional profitable growth.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through May 22, 2004. A telephonic replay will also be available through April 29, 2004, at 719-457-0820, Confirmation Number 465820.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) various economic factors such

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ODFL Reports First-Quarter Earnings

April 22, 2004

as economic recessions and downturns in customers’ business cycles and shipping requirements; (4) the availability and cost of fuel; (5) difficulty in attracting or retaining qualified drivers; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (7) the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (10) seasonal trends in the industry, including the possibility of harsh weather conditions; (11) the Company’s dependence on key employees; (12) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (13) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 40 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 28 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 10 states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2004	2003
Revenue from operations	$182,769	$152,865	19.6%
Operating income	$10,901	$8,666	25.8%
Operating ratio	94.0%	94.3%
Net income	$5,712	$4,247	34.5%
Basic earnings per share(1)	$0.36	$0.27	33.3%
Diluted earnings per share(1)	$0.36	$0.26	38.5%
Weighted average shares outstanding(1)
Basic	16,059	16,024	0.2%
Diluted	16,074	16,047	0.2%

(1)	Adjusted to reflect a three-for-two stock split effective June 16, 2003.

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ODFL Reports First-Quarter Earnings

April 22, 2004

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	First Quarter
	2004		2003		% Chg.
Revenue	$182,769	100.0%	$152,865	100.0%	19.6%

Operating expenses:
Salaries, wages & benefits	108,450	59.3%	91,857	60.1%	18.1%
Purchased transportation	6,281	3.4%	4,904	3.2%	28.1%
Operating supplies & expenses	20,835	11.4%	18,158	11.9%	14.7%
Depreciation & amortization	10,596	5.8%	8,685	5.7%	22.0%
Building and office equipment rents	1,830	1.0%	1,767	1.2%	3.6%
Operating taxes & licenses	7,300	4.0%	6,289	4.1%	16.1%
Insurance & claims	5,842	3.2%	4,007	2.6%	45.8%
Communications & utilities	2,844	1.6%	2,371	1.5%	19.9%
General supplies & expenses	6,392	3.5%	5,374	3.5%	18.9%
Miscellaneous expenses, net	1,498	0.8%	787	0.5%	90.3%
Total operating expenses	171,868	94.0%	144,199	94.3%	19.2%

Operating income	10,901	6.0%	8,666	5.7%	25.8%

Other deductions:
Interest expense, net	1,370	0.8%	1,433	1.0%	(4.4)%
Other expense, net	167	0.1%	214	0.1%	(22.0)%
Income before income taxes	9,364	5.1%	7,019	4.6%	33.4%
Provision for income taxes	3,652	2.0%	2,772	1.8%	31.7%
Net income	$5,712	3.1%	$4,247	2.8%	34.5%

Earnings per Share:
Basic	$0.36		$0.27
Diluted	$0.36		$0.26

Weighted average outstanding shares:
Basic	16,059		16,024
Diluted	16,074		16,047

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ODFL Reports First-Quarter Earnings

April 22, 2004

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2004	2003	% Chg.
( * In thousands)

Operating ratio	94.0%	94.3%	(0.3)%
Intercity miles *	50,166	43,235	16.0%
LTL tons *	596	506	17.8%
Total tons *	828	700	18.3%
LTL shipments *	1,146	989	15.9%
Total shipments *	1,172	1,010	16.0%
Percent LTL revenue	91.0%	91.4%	(0.4)%
Revenue per intercity mile	$3.64	$3.54	2.8%
LTL revenue per LTL hundredweight	$14.44	$14.42	0.1%
LTL weight per LTL shipment	1,041	1,023	1.8%
LTL revenue per LTL shipment	$150.32	$147.49	1.9%
Average length of haul	953	921	3.5%

Balance Sheets	March 31, 2004	December 31, 2003
(In thousands)

Current Assets	$107,869	$101,370
Net Property and Equipment	328,387	315,768
Other Assets	17,565	17,421

Total Assets	$453,821	$434,559

Current Maturities	$21,897	$22,440
Other Current Liabilities	74,914	55,892

Total Current Liabilities	96,811	78,332
Long Term Debt	68,884	74,986
Other Long Term Liabilities	49,873	48,700

Total Liabilities	215,568	202,018
Equity	238,253	232,541

Total Liabilities & Equity	$453,821	$434,559

Notes: Financial and operating data are unaudited LTL is less than 10,000 lbs.

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